UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

School of Whales Commercial Real Estate Equity Fund, LLC

(Exact name of registrant as specified in its charter)

Commission file number:	024-10995

Florida	83-2423920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2900 SW 28th Terrace, Suite 202 Miami, FL	33133
(Address of principal executive office)	(Zip Code)

786-235-9130

(Registrant’s telephone number, including area code)

Class A Interests

(Title of each class of securities issued pursuant to Regulation A)

PART II

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This annual report contains forward looking statements that are subject to various risk and uncertainties and that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Many of these statements are contained under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements are generally identifiable by use of forward-looking terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this annual report. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this annual report, whether as a result of new information, future events or otherwise.

You should read thoroughly this annual report and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in Risk Factors appearing elsewhere in this annual report. Other sections of this annual report include additional factors which could adversely impact our business and financial performance. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this annual report, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

Item 1.	Business.

Overview

The School of Whales Commercial Real Estate Equity Fund, LLC (the “Fund”, “Company”, “we”, “us”, or “our”) is a Florida limited liability company, formed for the purpose of raising funds through the Jump Start Our Business Start Ups Act (Jump Start Act). The Fund’s objective is to deploy the funds raised into commercial real estate properties that meet certain investment criteria. The Fund’s focus will initially be the Florida real estate market but, over time, may expand to other geographic regions.

The Company was formed in the State of Florida on October 19, 2018, by the filing of its Articles of Organization with the Secretary of State. The Company commenced operations as of June 8, 2021.

The Company’s overall strategy is to purchase multifamily and commercial property (or securities, such as equity, therein) in urban communities, initially in the State of Florida and potentially in other states, to rehabilitate, develop, lease, or sell those properties for a profit. We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause our plans to change. The “Manager” of the Company, SOW Management LLC, has not contemplated and does not have any plans or arrangements to enter into a change of control, business combination or similar transaction or to change management. The Manager will exclusively manage the business and affairs of the Company. The Company was initially solely owned by its Manager, and has (and will continue to have) other Members that include, but are not limited to, individuals, corporate entities, individual retirement accounts, banks and other financial institutions, endowments, and pension funds.

Although we are continuously searching for properties and partial interests in properties, we expect that we will not be aggressive in our acquisition efforts until after we raise the capital from the Offering, as such term is defined below. Thereafter, we will aggressively search for properties and partial interests in properties. We acquired our first real property interest on December 30, 2021, namely Flagler Hall, LLC and our second property on November 30, 2022, namely the Post Office Development, LLC, as further set forth below. Additional acquisitions will depend highly on factors such as our funding, the availability of those funds and the availability of properties that meet our investment criteria. We will continue to incur expenses related with the operation of the Company and the continuing expenses related to being a reporting company under the requirements of Tier 2, Regulation A, with such expenses being paid by the Manager. Operating the Company will result in us incurring expenses associated with areas such as legal, accounting, administrative, marketing, software development, and the development and maintenance of our online platform.

Please note that the Company anticipates that every project it will undertake or invest in will be unique. Accordingly, an accurate description of the steps and timeline needed to take projects from purchase to income producing is impossible to determine. It is possible that some investment opportunities will be income producing immediately or require minimal renovation before producing income, while others could require significant renovations that could take several years to complete.

The address of our website is www.schoolofwhales.com. The information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this Annual Report on Form 1-K.

Regulation A Offering

The Fund received its initial Notice of Qualification on June 8, 2021, in connection with its Offering Statement filed pursuant to Regulation A with the U.S. Securities and Exchange Commission (“SEC”), and received another Notice of Qualification from the SEC on June 10, 2022, in connection with the filing of its Form 1-A POS (collectively, the “Offering”). The Offering includes up to One Million (1,000,000) Class A Interests (“Preferred Interests”, “Class A Interests”, or “Class A Unit[s]” as context may require) of the Company at Fifty Dollars ($50.00) per Class A Unit. Purchasers of such Preferred Interests shall, upon acceptance by the Manager, become a member of the Company (“Preferred Members”).

The Fund intends to raise up to Fifty Million Dollars ($50,000,000.00) through the Offering, which will be handled by the Manager. The Fund has established a minimum investment requirement of Five Hundred Dollars ($500.00) per investor.

To date, 14,155.60 Class A Units have been sold pursuant to the Offering with resulting gross proceeds to the Company in the amount of 707,780 Dollars. On December 30, 2021, the Company utilized Two Hundred Fifty Thousand ($250,000.00) Dollars of such proceeds to purchase a partial equity interest in Flagler Hall LLC, a Florida limited liability company, corresponding to approximately 1.55% of the then-issued and outstanding membership interest in Flagler Hall, LLC. Flagler Hall, LLC is the sole member of 200 E Flagler Development LLC, a Florida limited liability company, which in turn, owns the property located at 200 E. Flagler Street, Miami, Florida 33131 (collectively, “Flagler Hall”). On November 14, 2022, the Company utilized One Hundred Fifty Thousand ($150,000) Dollars of such proceeds to purchase 0.45% of membership interest in a company named Post Office Development, LLC which owns a property located at 100 NE 1st Avenue Miami, Florida 33131 (referred to herein as “Post Office Development”).

Company Structure

School of Whales LLC, a Florida limited liability company (our “Sponsor”), was formed on October 3, 2018 by entities controlled by our three main principals: Daniel Pena-Giraldi, Juan Jose Pena-Giraldi and Andrea Petersen with the goal of combining their experience, know-how and access to deal flow to create a real estate fund that will invest in and finance developments in the state of Florida. The Company currently does not directly own any real properties.

The Sponsor will act as the overall sponsor for the Company. The Sponsor’s wholly-owned subsidiary, SOW Management LLC (the “Manager”), is a Florida limited liability company which was formed on October 5, 2018, with the sole purpose of acting as the Company’s Manager.

The Company is an emerging growth company and has commenced only limited operations, primarily focused on organizational matters in connection with the Offering and acquiring a partial interest in Flagler Hall and partial interest in the Post Office Development. We intend on generating revenues in two ways: from income producing properties and from appreciation in value of long-term hold investments.

We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause our plans to change. Neither management of the Company, nor the majority Member of the Company, have any plans or arrangements to enter into a change of control, business combination or similar transaction or to change management.

We expect to use the net proceeds from the Offering to pay for our operating costs as a qualified company, including on-going legal and accounting fees, and to finance costs associated with acquiring multifamily and commercial properties (and interests therein), such as broker price opinions, title reports, recording fees, accounting costs, and legal fees.

We believe that there is an opportunity in the domestic marketplace to create and further, operate a successful real estate investment corporation. The Company intends to provide real estate investment opportunities and property management services for investors interested in achieving financial success by taking advantage of the real estate market in southern Florida and potentially later across the United States.

The Company looks to serve its investors by working to maximize their income while at the same time controlling expenses. The funds required for organizing the Company and the Offering have been provided by the Manager of the Company. The Manager has committed to paying our expenses until a minimum of $1,000,000.00 has been raised in the Offering.

This Company’s business plan is based on two vital components:

1.	Seeking to implement a sound investment platform begins with a mastery of choosing the right property to fill the needs of the real estate marketplace at the right time. This requires an in-depth knowledge of the market and how to keep gaining a greater share of that market; and

2.	Aiming to provide a superior service to the tenants to maximize the Company’s return on investment.

Company Objective

The Company was created out of the realization that there is a demand for transparent, direct investment in institutional quality real estate deals. Our management team has been seeking to provide investors with consistently positive returns in transactions undertaken by other entities controlled by the management team. These transactions have allowed these investors to be part of development deals throughout South Florida. The Company wants to provide this opportunity to anybody who wants to participate, with a target focus on young professionals who have disposable income to invest and are looking for alternatives to traditional investing. It is looking to engage investors in opportunities to bring new and positive developments to its communities. Furthermore, it wants to provide these investors with the chance to learn about real estate investment.

The Company’s website (https://www.schoolofwhales.com) is a key component of the organization’s overall plan. The information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this Annual Report on Form 1-K. This will be the primary tool by which investors will engage with the vision, obtaining general information on the market and additional educational resources for individuals wanting to learn about real estate investing. as well as access to fund information. Once investors sign up to invest, they will have access to an online dashboard which will provide details regarding the performance of the Company’s investments and allow for account management. Our platform is powered by North Capital Investment Technology, Inc.

The Company has definite objectives in order to fulfill its strategy. These aims include:

·	Penetrate the market of providing real estate opportunities for qualified individuals and/or business entities interested in achieving financial success by taking advantage of real estate investment and management opportunities in southern Florida and potentially across the United States; and

·	Increasing profits as allowed by market conditions.

The Company acquired its first real property interest on December 30, 2021, namely, Flagler Hall and its second property on November 14, 2022, namely the Post Office Development. The Company will continue looking to buy value-added properties, specifically multifamily, and commercial properties for the best possible price. A potential investor should note that the above criteria is subject to change according to market conditions.

The Company anticipates that every project it will undertake will be unique. Accordingly, an accurate description of the steps and timeline needed to take projects from purchase to income producing is impossible. It is possible that some investment opportunities will be income producing immediately or require minimal renovation, while others could require significant renovations that would take several years to complete.

Keys to Success

The Company intends to identify multifamily and commercial properties for investment. The Company believes that it demonstrates the following attributes that it believes are keys to its success:

-	Access to opportunities that are attractive in terms of pricing and potential are intended to provide healthy returns for investors;
-	Qualified and creative development team will result in opportunities that will otherwise not be available for unaccredited investors
-	Access to financing in order to attempt to increase profitability;
-	Diligent efforts designed to regularly lower overall expenses;
-	Ability to produce consistent and engaging content for its website will set School of Whales apart from competitors by becoming an educational tool for investors;
-	Ability to work with crowd funding platform partner to keep costs low and add features to promote recurring investing;
-	Partnerships with developers, investment brokers, real estate brokers, business schools, and family offices will aim to ensure the growth of the business;
-	Ability to secure a mix of ‘development play’ properties with a longer-term horizon with income producing properties seeking to provide investors with cash flow in the short term.

The Manager expects to originate and acquire fund assets on a frequent and ongoing basis and will continue to do so until the maximum offering of $50,000,000.00 has been reached, or until the Manager believes market conditions do not justify doing so.

The Manager will be staffed with educated and experienced professionals that provide personalized and courteous service to their tenants, investors, loan officers, realtors, brokers, financial advisors, and other vendors. The following outlines the competitive strategy of the Company:

-	Identify a worthwhile project that fits in line with its criteria and will fill market needs;
-	Negotiate price and terms. Secure a contract to purchase;
-	Analyze the risk/reward scenario through careful analysis and a thorough due diligence procedure;
-	Secure financing;
-	Form a new business structure which takes ownership of said project;
-	After closing, immediately implement a strong management team to shepherd the project and achieve the specific goal(s) intended (i.e., tenant relations, property maintenance, rehabilitation, enhancement, development or condominium conversion)

Manager

The Manager is authorized on the Company’s behalf to make all decisions as to:

(i)	the development, sale, lease, or other disposition of the Company’s assets;
(ii)	the purchase or other acquisition of other assets of all kinds;
(iii)	the management of all or any part of the Company’s assets and business;
(iv)	the borrowing of money and the granting of security interests in the Company’s assets (including loans from Members);
(v)	the lending of money on behalf of the Company;
(vi)	the prepayment, refinancing or extension of any mortgage affecting the Company’s assets;
(vii)	the compromise or release of any of the Company’s claims or debts;
(viii)	the employment of persons for the operation and management of the Company’s business; and
(ix)	all elections available to the Company under any federal or state tax law or regulation.

When the Company raises a minimum of One Million Dollars ($1,000,000) pursuant to the Offering, then the Manager may be reimbursed by the Company for the Company’s initial organizational and syndication expenses including, but not limited to, legal expenses, printing costs, selling expenses and filing fees. At the Manager’s discretion, the Manager may also be reimbursed for all other Company expenses paid by the Manager.

Investment Objectives

Our investment objectives are:

-	to develop or add value to commercial properties that can later be sold or leased;

-	to acquire commercial properties that will allow us to realize growth for our investors within five to ten years of the termination of the Offering;

-	to pay attractive cash distributions as cash becomes available through the sale of our assets or refinancing;

-	to enable investors to realize a return on their investment by beginning the process of liquidating and distributing cash to investors within approximately five years of the termination of the Offering, or providing liquidity through alternative means such as in-kind distributions of our own securities or other assets;

-	to preserve, protect and return your capital contribution; and

We cannot assure anyone that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our Manager will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. Our Manager’s investment committee will review our investment guidelines at least annually to determine whether our investment guidelines continue to be in the best interests of our Members.

Investment Strategy

We believe that commercial projects in the Florida market provide the greatest opportunities for growth, especially in the value-add sector, as most of the development in the past years has been focused in the residential and condominium segments. To achieve this, we may enter into one or more joint ventures, tenant in common investments, or other co-ownership arrangements for the acquisition, development or improvement of properties with third parties or affiliates or related companies of our Manager, including present and future real estate investment offering sponsored by affiliates of our Sponsor.

We expect to selectively employ leverage to enhance total returns to our Preferred Members through a combination of senior financing on our real estate acquisitions, secured facilities, and capital markets financing transactions. Our target portfolio-wide leverage after we have acquired an initial substantial portfolio of diversified investments is between fifty percent (50%) and eighty-five percent (85%) of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the interim portfolio) in order to quickly build a diversified portfolio of commercial projects assets. We will seek to secure conservatively structured leverage that is long term, nonrecourse, non-mark to market financing to the extent obtainable on a cost-effective basis. To the extent a higher level of leverage is employed it may come either in the form of government sponsored programs or other long term, nonrecourse, non-mark to market financing. Our Manager may from time to time modify our leverage policy in its discretion. However, other than during our initial period of operations, it is our policy to not borrow more than eighty-five percent (85%) of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. We cannot exceed the leverage limit of our leverage policy unless our Manager approves any excess in borrowing over such level.

In executing on our business strategy, we believe that we will benefit from our Manager’s affiliation with our Sponsor and its principals, given our Sponsor’s (and its principals’, especially Daniel Pena-Giraldi) strong track records and extensive experience and capabilities as a real estate originator. These competitive advantages include:

•	Our Sponsor’s management team experience and reputation as real estate developer, which historically has given it access to a large investment pipeline similar to our targeted assets and the key market data we use to underwrite and portfolio manage assets;

•	Our Sponsor’s management team’s direct and online origination capabilities, which are amplified by a proprietary technology platform, business process automation, and a large user base, of which a significant portion are seeking capital for real estate projects;

•	Our Sponsor’s management team’s relationships with financial institutions and other lenders that originate and distribute commercial real estate debt and other real estate related products and that finance the types of assets we intend to acquire and originate;

•	Our Sponsor’s experienced portfolio management team which actively monitors each investment through an established regime of analysis, credit review and protocol; and

•	Our Sponsor’s management team which has a successful track record of making commercial real estate investments in a variety of market conditions.

Investment Decisions and Asset Management

Within our investment policies and objectives, our Manager’s investment committee will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. We believe that successful real estate investment requires the implementation of strategies that permit favorable purchases and originations, effective asset management and timely disposition of those assets. As such, we have developed a disciplined investment approach that combines the experience of its team of real estate and debt finance professionals with a structure that emphasizes thorough market research, stringent underwriting standards and an extensive downside analysis of the risks of each investment. The approach also includes active and aggressive management of each asset acquired.

We believe that active management is critical to creating value. We will also develop a well-defined exit strategy for each investment we make. Specifically, we will assign an exit or refinance timeline to each asset we acquire prior to its purchase as part of the original business plan for the asset. We will then periodically reevaluate the exit strategy of each asset in response to the performance of the individual asset, market conditions and our overall portfolio objectives to determine the optimal time to sell the asset.

To execute our disciplined investment approach, a team of our real estate and debt finance professionals take responsibility for the business plan of each investment. The following practices summarize our investment approach:

•	Local Market Research – The investment team extensively researches the acquisition and/or origination and underwriting of each transaction, utilizing both real time market data and the transactional knowledge and experience of our network of professionals and in market relationships.

•	Underwriting Discipline – We follow a tightly controlled and managed process to examine all elements of a potential investment, including, with respect to real property, its location, prospects for long range appreciation, resale capacity, income tax considerations and liquidity. Only those assets meeting our investment criteria will be accepted for inclusion in our portfolio. In an effort to keep an asset in compliance with those standards, the underwriting team remains involved through the investment life cycle of the asset and consults with the other internal professionals responsible for the asset. This team of experts reviews and develops comprehensive reports for each asset throughout the holding period.

•	Risk Management – Risk management is a fundamental principle in our construction of portfolios and in the management of each investment. Diversification of commercial projects portfolios by investment type, investment size and investment risk is critical to controlling portfolio level risk. Operating or performance risks arise at the investment level and often require real estate operating experience to cure. Our real estate and debt finance professionals review the operating performance and history of our joint venture and development partners against projections and provide the oversight necessary to detect and resolve issues as they arise.

•	Asset Management – Prior to the purchase of an individual asset or portfolio, the Manager closely work with the acquisition and underwriting teams to develop an asset business strategy. This is a forecast of the action items to be taken and the capital needed to achieve the anticipated returns. We review asset business strategies regularly to anticipate changes or opportunities in the market during a given phase of a real estate cycle. We have designed this process to allow for realistic yet aggressive enhancement of value throughout the investment period.

Investment Process

Our Manager has the authority to make all the decisions regarding our investments consistent with the investment guidelines and borrowing policies approved by our Manager’s investment committee and subject to the limitations in our Operating Agreement, dated as of November 8, 2018, as may be amended from time to time (“Operating Agreement”) and the direction and oversight of our Manager’s investment committee. Our Manager’s investment committee must approve all investments other than investments in property for the development and sale of commercial projects, commercial or residential properties that can be repurposed into commercial project, real estate related debt and other real estate related assets. With respect to investments in commercial real estate, commercial real estate loans, and commercial real estate related debt securities, our Manager’s investment committee intends to adopt investment guidelines that our Manager must follow when acquiring such assets on our behalf without the approval of our Manager’s investment committee. We will not, however, purchase or lease assets in which our Manager, any of our officers or any of their affiliates has an interest without a determination by an independent representative that such transaction is fair and reasonable to us and at a price to us that is not materially greater than the cost of the asset to the affiliated seller or lessor. In the event that two (2) or more members of the investment committee are interested parties in a transaction, the independent representative will consider and vote upon the approval of the transaction. Our Manager’s investment committee will formally review at a duly called meeting our investment guidelines on an annual basis and our investment portfolio on a quarterly basis or, in each case, more often as they deem appropriate. Our Manager’s investment committee must approve changes to our investment guidelines.

With respect to our investment in Flagler Hall, given that two (2) of our principals, namely Daniel Pena-Giraldi and Juan Jose Pena-Giraldi each have an interest therein, Andrea Petersen made an independent determination that such investment was fair and reasonable to us, and was purchased at a price to us that was not materially greater than the cost of the asset to the affiliated seller.

Our Manager will focus on the direct origination, sourcing, acquisition, select purchasing, and management of property for the development and sale of commercial projects and investments in commercial or residential properties that can be repurposed into commercial projects, and to a lesser extent, real estate related debt and other real estate related assets. It will source our investments from new or existing customers, former and current financing and investment partners, third party intermediaries, competitors looking to share risk and investment, securitization or lending departments of major financial institutions.

In selecting investments for us, our Manager will utilize our sponsor’s established investment and underwriting process, which focuses on ensuring that each prospective investment is being evaluated appropriately. The criteria that our Manager will consider when evaluating prospective investment opportunities include:

•	macroeconomic conditions that may influence operating performance;

•	real estate market factors that may influence real estate valuations, real estate lending and/or economic performance of real estate generally;

•	fundamental analysis of the real estate, zoning, operating costs and the asset’s overall competitive position in its market;

•	real estate and sales market conditions affecting the real estate;

•	the appropriateness of estimated costs and timing associated with capital improvements of the real estate;

•	a valuation of the investment, investment basis relative to its value and the ability to liquidate an investment through a sale or refinancing of the real estate;

•	review of third-party reports, including appraisals, engineering and environmental reports;

•	physical inspections of the real estate and analysis of markets; and

•	the overall structure of the investment and rights in the transaction documentation.

If a potential investment meets our Manager’s underwriting criteria, our Manager will review the proposed transaction structure, including, with respect to joint ventures, distribution and waterfall criteria, governance and control rights, buy sell provisions and recourse provisions. With respect to commercial real estate loans, our Manager will review the proposed transaction structure, including security, reserve requirements, cash flow sweeps, call protection and recourse provisions. Our Manager will evaluate the asset’s position within the overall capital structure and its rights in relation to other partners or capital tranches. Our Manager will analyze each potential investment’s risk return profile and review financing sources, if applicable, to ensure that the investment fits within the parameters of financing facilities and to ensure performance of the real estate asset or underlying real estate collateral.

Special Purpose Entities

When the Company does acquire real estate assets, it may hold title to the properties through separate LLCs or through special purpose entities (“SPEs”) holding several similar asset types. Each separate LLC or SPE will be a one hundred percent (100%) wholly-owned subsidiary of the Company. If a joint venture is undertaken, the Company may record a first position deed instead of holding the actual title.

•	Each property acquired is its own entity and will be structured as its own business structure while the Company serves as the parent company that bundles all the ownership interests into a single corporation.

•	Each property shall be managed by the Company. or its authorized agents.

Distributions

Each quarter, beginning at such time as the Company has sufficient distributable cash available, the Manager will distribute the Company’s accrued net income, to the extent that there is cash available, and provided that the quarterly distribution will not impact the continuing operations of the Company, as follows:

•	First, to the Preferred Members until they receive an annualized eight percent (8%) on their current capital accounts at the date of distribution (“Target Rate of Return”). Nevertheless, the Manager has the discretion to adjust the interest rate based on changes in the national mortgage rates and various indexes (LIBOR, Prime Rate, etc.); and

•	Second, the remaining net income, if any, will be distributed (a) eighty percent (80%) to the Preferred Members, and (b) twenty percent (20%) to the Manager as a “Performance Fee”. Nevertheless, the Manager has the discretion to waive its Performance Fee.

There is no claw back in subsequent months for profits the Manager earns.

Return of Capital

The Company may return all or a portion of a Preferred Member’s capital at the Manager’s discretion. Any such return of capital would not be considered a distribution and would not be included in the determination of such Preferred Member’s return on investment.

Withdrawal and Redemption

As further set forth in our Operating Agreement, no Member may withdraw within the first twelve (12) months of a Member’s admission to the Company. Thereafter, the Company will use its best efforts to honor requests for a return of capital subject to, among other things, the Company’s then available cash flow, financial condition, and approval by the Manager. The maximum aggregate amount of capital that the Company will return to the Members each calendar year is limited to 5.0% of the value of the assets of the Company as of December 31st of the prior year. Notwithstanding the foregoing, the Manager may, in its sole discretion, waive such withdrawal requirements if a Preferred Member is experiencing undue hardship, which determination will be made by the Manager, in the Manager’s sole and absolute discretion.

Members may submit a written request for withdrawal as a Member of the Company (each a “Withdrawal”) and may receive a 100% return of capital provided that the following conditions have been met: (a) the Member has been a Member of the Company for a period of at least twelve (12) months; and (b) the Member provides the Company with a written request for a return of capital at least thirty (30) days prior to such withdrawal (“Withdrawal Request”).

The Company will not establish a reserve from which to fund withdrawals of Members’ capital accounts and such withdrawals are subject to the availability of cash in any calendar quarter to make withdrawal distributions (“Cash Available for Withdrawals”) only after: (i) all current Company expenses have been paid (including compensation to the Manager, Manager and its affiliates); (ii) adequate reserves have been established for anticipated Company operating costs and other expenses and advances to protect and preserve the Company’s investments in properties; and (iii) adequate provision has been made for the payment of all quarterly cash distributions owing to Members.

If at any time the Company does not have sufficient Cash Available for Withdrawals to distribute the quarterly amounts due to all Members that have outstanding withdrawal requests, the Company is not required to liquidate any properties for the purpose of liquidating the capital account of withdrawing Members. In such circumstances, the Company is merely required to distribute that portion of the Cash Available for Withdrawals remaining in such quarter to all withdrawing Members pro rata based upon the relative amounts being withdrawn as set forth in the Withdrawal Request.

Notwithstanding the foregoing, the Manager reserves the right to utilize all Cash Available for Withdrawals to liquidate the capital accounts of deceased Members or ERISA plan investors in whole or in part, before satisfying outstanding withdrawal requests from any other Members. The Manager also reserves the right, at any time, to liquidate the capital accounts of ERISA plan investors to the extent the Manager determines, in its sole discretion, that any such liquidation is necessary in order to remain exempt from the Department of Labor’s “plan asset” regulations. Additionally, the Manager has the discretion to limit aggregate withdrawals during any single calendar year to not more than 10% of the total Company capital accounts of all Members that were outstanding at the beginning of such calendar year.

Geographic Scope

The Company will initially focus exclusively on southern Florida real estate opportunities but may ultimately expand to other regions of the United States.

Competition

We will face competition from other owners, investors and developers that are looking to acquire similar properties and who may implement or are already implementing a similar business plan to ours. Further, we may be at a disadvantage to our competition who may have greater capital resources than we do, specifically cash. It has become increasingly difficult to obtain lending on many properties and those developers that are able to close without financing and pay the full purchase price of a property in cash may be able to close on more properties or will be able to negotiate better purchasing terms.

Employees

The Manager will exclusively manage the business and affairs of the Company. Currently, entities controlled by Daniel Pena Giraldi, Andrea Petersen, and Juan Jose Pena-Giraldi are principals of our Manager and each of these individuals devote a minor portion of their working hours to our Company without a salary. The three principals of our Manager will coordinate all our business operations. In addition, Amanda Olivastro is serving as a Project Manager, with an annual salary of Eighty-Five Thousand Dollars ($85,000.00), which is currently being paid by our Manager. We plan to use (and continue to use) consultants, attorneys, accountants, and other personnel, as necessary and will engage additional full-time employees only as needed in the future.

Our Manager is spending the time allocated to our business in handling the general business affairs of our Company such as accounting issues, including review of materials presented to our auditors, working with our counsel, developing our business plan, and researching investment opportunities and possible commercial and multifamily properties acquisitions. As we continue to successfully raise capital and as more properties (or interests therein) are acquired, the principals of the Manager will devote the necessary working hours to the Company.

Legal Proceedings

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

Principal Place of Business

The Company’s principal place of business is located at 2900 SW 28th Ter., Suite 202, Miami, Florida 33133.

RISK FACTORS

In addition to the other information contained in this annual report, you should carefully consider the following risks. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this annual report, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Cautionary Note Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

Risks Related to Our Business

We are an emerging growth company organized in October 2018 and have not yet fully commenced operations, which makes an evaluation of us extremely difficult. At this stage of our business operations, even with our good faith efforts, we may never become profitable or generate any significant amount of revenues, thus potential investors have a high probability of losing their investment.

We were organized on October 19, 2018, and started operations immediately after the qualification of our Offering by the SEC on June 8, 2021. As a result of our operations, we have (i) generated no revenues and (ii) have accumulated deficits due to organizational and start-up activities, business plan development, and professional fees since we organized. There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including our ability to raise adequate working capital, availability of properties for purchase, income produced by those properties, the level of our competition, and our ability to attract and maintain key management and employees.

We are significantly dependent on the services of Daniel Pena-Giraldi, Juan Jose Pena-Giraldi, and Andrea Petersen. The loss or unavailability of services of one or more of these individuals would have an adverse effect on our business, operations and prospects in that we may not be able to obtain new management under the same financial arrangements, which could result in a loss of your investment.

Our business plan is significantly dependent upon the abilities and continued participation of Daniel Pena-Giraldi, Juan Jose Pena-Giraldi, and Andrea Petersen. It would be difficult to replace any of these individuals at such an early stage of development of the Company. The loss by or unavailability of services of one or more of these individuals would have an adverse effect on our business, operations and prospects, in that our inability to replace such person(s) could result in the loss of one's investment. There can be no assurance that we would be able to locate or employ personnel to replace any of these people should their services be discontinued. In the event that we are unable to locate or employ personnel to replace these people we may be required to cease pursuing our business opportunity, which could result in a loss of your investment. We have secured a key person life insurance policy on the life of Andrea Petersen in an amount equal to One Million Five Hundred Thousand ($1,500,000.00) Dollars. In the event of the death of one or more of these individuals the proceeds of the paying policy would provide us with additional capital to use in hiring a replacement for such person and in compensating us for the loss of such person’s services.

You may not have the opportunity to evaluate our investments before we make them, which makes your investment more speculative.

You will be unable to evaluate the economic merit of our investments before we invest in them and will be entirely relying on the ability of SOW Management LLC, our Manager, to select our investments. Furthermore, our Manager will have broad discretion in implementing policies regarding such matters as tenant or mortgagor creditworthiness, and you will not have the opportunity to evaluate potential tenants, managers or borrowers. These factors increase the risk that your investment may not generate returns comparable to our competitors.

Our Manager will have complete control over the Company and will therefore make all decisions of which Preferred Members will have no control.

SOW Management LLC, our Manager, shall make certain decisions without input by the Preferred Members. Such decisions may pertain to employment decisions, including our Manager’s compensation arrangements, the appointment of other officers and managers, and whether to enter into material transactions with related parties.

An investment in the Preferred Interests is highly illiquid. You may never be able to sell or otherwise dispose of your Preferred Interests.

Since there is no public trading market for our Preferred Interests, you may never be able to liquidate your investment or otherwise dispose of your Preferred Interests. A Preferred Member may withdraw as a Preferred Member of the Company and may receive a return of capital provided that the Preferred Member provides the Company with a written request for a return of capital at least thirty (30) days prior to such withdrawal. Subject to the limitations described below, the Company will use its best efforts to honor requests for a return of capital subject to, among other things, the Company’s then cash flow, financial condition, compliance with regulatory and other limitations, and prospective investments. Notwithstanding the foregoing, the Manager may, in its sole discretion, waive such withdrawal requirements if a Preferred Member is experiencing undue hardship. However, no one is allowed to redeem their Preferred Interests until twelve (12) months after the Preferred Interests were purchased. The Company will only redeem Preferred Interests up to 5.0% of the value of the assets as calculated on December 31st of the prior year.

Risks Related to the Real Estate Business

The profitability of attempted acquisitions is uncertain.

We intend to acquire properties selectively. Acquisition of properties entails risks that investments will fail to perform in accordance with expectations. In undertaking these acquisitions, we will incur certain risks, including the expenditure of funds on, and the devotion of management's time to, transactions that may not come to fruition. Additional risks inherent in acquisitions include risks that the properties will not achieve anticipated sales price or occupancy levels and that estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. Expenses may be greater than anticipated.

Real estate investments are illiquid.

Because real estate investments are relatively illiquid, our ability to vary our portfolio promptly in response to economic or other conditions will be limited. The foregoing and any other factor or event that would impede our ability to respond to adverse changes in the performance of our investments could have an adverse effect on our financial condition and results of operations.

Rising expenses could reduce cash flow and funds available for future acquisitions.

Our properties will be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance, administrative and other expenses. If we are unable to lease properties on a basis requiring the tenants to pay all or some of the expenses, we would be required to pay those costs, which could adversely affect funds available for future acquisitions or cash available for distributions.

If we purchase assets at a time when the multifamily, or commercial real estate market is experiencing substantial influxes of capital investment and competition for properties, the real estate we purchase may not appreciate or may decrease in value.

The multifamily real estate markets are currently experiencing a substantial influx of capital from investors worldwide. This substantial flow of capital, combined with significant competition for real estate, may result in inflated purchase prices for such assets. To the extent we purchase real estate in such an environment, we are subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future as it is currently attracting, or if the number of companies seeking to acquire such assets decreases, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets.

A multifamily or commercial property's income and value may be adversely affected by national and regional economic conditions, local real estate conditions such as an oversupply of properties or a reduction in demand for properties, availability of "for sale" properties, competition from other similar properties, our ability to provide adequate maintenance, insurance and management services, increased operating costs (including real estate taxes), the attractiveness and location of the property and changes in market rental rates. Our income will be adversely affected if a significant number of tenants are unable to pay rent or if our properties cannot be rented on favorable terms. Our performance is linked to economic conditions in the regions where our properties will be located and in the market for multifamily space generally. Therefore, to the extent that there are adverse economic conditions in those regions, and in these markets generally, that impact the applicable market rents, such conditions could result in a reduction of our income and cash available for distributions and thus affect the amount of distributions we can make to you.

We may depend on tenants for some of our revenue and therefore our revenue may depend on the success and economic viability of our tenants.

We will be highly dependent on income from tenants. Our financial results will depend in part on leasing space in the properties or the full properties we acquire to tenants on economically favorable terms.

In the event of a tenant default prior to stabilization, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. A default, of a substantial tenant or number of tenants at any one time, on lease payments to us would cause us to lose the revenue associated with such lease(s) and cause us to have to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. Therefore, lease payment defaults by tenant(s) could cause us to lose our investment or reduce the amount of distributions to members.

We may not make a profit if we sell a property.

The prices that we can obtain when we determine to sell a property will depend on many factors that are presently unknown, including the operating history, tax treatment of real estate investments, demographic trends in the area and available financing. There is a risk that we will not realize any significant appreciation on our investment in a property. Accordingly, your ability to recover all or any portion of your investment under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

The Offering is a blind pool offering, and therefore, Preferred Members will not have the opportunity to evaluate our investments before we make them, which makes investments more speculative.

We will seek to invest substantially all of the net offering proceeds from the Offering, after the payment of fees and expenses, in the acquisition of, or investment in, interests in assets. However, because, as of the date of this Annual Report, we have not identified all of the assets we expect to acquire and because our Preferred Members will be unable to evaluate the economic merit of assets before we invest in them, they will have to rely on the ability of our Manager to select additional, suitable, and successful investment opportunities. These factors increase the risk that our Preferred Members’ investment may not generate returns comparable to our competitors.

Our properties may not be diversified.

Our potential profitability and our ability to diversify our investments may be limited, both geographically and by type of properties purchased. We will be able to purchase additional properties only as additional funds are raised. Our properties may not be well diversified and their economic performance could be affected by changes in local economic conditions. Our performance is therefore linked to economic conditions in the regions in which we will acquire properties and in the market for real estate properties generally. Therefore, to the extent that there are adverse economic conditions in the regions in which our properties are located and in the market for real estate properties, such conditions could result in a reduction of our income and cash to return capital and thus affect the amount of distributions we can make to you.

Competition with third parties in acquiring and operating properties may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, many of which have greater resources than we do. Specifically, there are numerous commercial developers, real estate companies, and foreign investors that operate in the markets in which we may operate, that will compete with us in acquiring residential, commercial, and other properties that will be seeking investments and tenants for these properties.

Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us. Competitors with substantially greater financial resources than us may generally be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of entities in which investments may be made or risks attendant to a geographic concentration of investments. Demand from third parties for properties that meet our investment objectives could result in an increase of the price of such properties. If we pay higher prices for properties, our profitability may be reduced and you may experience a lower return on your investment. In addition, our properties may be located in close proximity to other properties that will compete against our properties for tenants. Many of these competing properties may be better located and/or appointed than the properties that we will acquire, giving these properties a competitive advantage over our properties, and we may, in the future, face additional competition from properties not yet constructed or even planned. This competition could adversely affect our business. The number of competitive properties could have a material effect on our ability to rent space at our properties and the amount of rents charged. We could be adversely affected if additional competitive properties are built in locations competitive with our properties, causing increased competition for residential renters. In addition, our ability to charge premium rental rates to tenants may be negatively impacted. This increased competition may increase our costs of acquisitions or lower the occupancies and the rent we may charge tenants. This could result in decreased cash flow from tenants and may require us to make capital improvements to properties which we would not have otherwise made, thus affecting cash available for distributions to you.

We may not have control over costs arising from rehabilitation or ground up construction of properties.

We may elect to acquire properties which may require rehabilitation or even be from the “ground up,” meaning that we purchase the land and implement a plan to construct a multifamily building or commercial building on the land. In particular, we may acquire affordable properties that we will rehabilitate and convert to market rate properties. We may also purchase land, entitle the land for a multifamily building or commercial building (if that is not already provided), architect a multifamily building or commercial building and build a brand-new multifamily building or commercial building. Consequently, we would retain a general contractor in these situations to perform the actual physical rehabilitation and/or construction work and will be subject to risks in connection with a contractor's ability to control rehabilitation and/or construction costs, the timing of completion of rehabilitation and/or construction, and a contractor's ability to build in conformity with plans and specification. One general contractor that we may use is a related party to our Manager. We acknowledge that use of this general contractor would result in a conflict of interest and, in the situations where we use this general contractor we intend to do so on terms that we believe are at least as favorable to the Company as those we could get from an independent general contractor.

Inventory or available properties might not be sufficient to realize our investment goals.

We may not be successful in identifying suitable real estate properties or other assets that meet our acquisition criteria, or consummating acquisitions or investments on satisfactory terms. Failures in identifying or consummating acquisitions would impair the pursuit of our business plan. Preferred Members ultimately may not like the location, lease terms or other relevant economic and financial data of any real properties, other assets or other companies that we may acquire in the future. Moreover, our acquisition strategy could involve significant risks that could inhibit our growth and negatively impact our operating results, including the following: increases in asking prices by acquisition candidates to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria; diversion of management’s attention to expansion efforts; unanticipated costs and contingent or undisclosed liabilities associated with acquisitions; failure of acquired businesses to achieve expected results; and difficulties entering markets in which we have no or limited experience.

The consideration paid for our target acquisitions may exceed fair market value, which may harm our financial condition and operating results.

The consideration that we pay will be based upon numerous factors, and the target acquisitions may be purchased in a negotiated transaction rather than through a competitive bidding process. We cannot assure anyone that the purchase price that we pay for any target acquisition, or its appraised value will be a fair price, that we will be able to generate an acceptable return on such target acquisition, or that the location, lease terms or other relevant economic and financial data of any properties that we acquire will meet acceptable risk profiles. We may also be unable to lease vacant space or renegotiate existing leases at market rates, which would adversely affect our returns on a target acquisition. As a result, our investments in our target acquisition may fail to perform in accordance with our expectations, which may substantially harm our operating results and financial condition.

The failure of our properties to generate positive cash flow or to appreciate in value would likely preclude our Preferred Members from realizing a return on their Interest ownership.

There is no assurance that our real estate investments will appreciate in value or will ever be sold at a profit. The marketability and value of the properties will depend upon many factors beyond the control of our management. There is no assurance that there will be a ready market for the properties, since investments in real property are generally non-liquid. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by it, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Moreover, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure any person that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lockout provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These lockout provisions would restrict our ability to sell a property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could significantly harm our financial condition and operating results.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties or investments in our portfolio in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. We may be unable to realize our investment objectives by sale, other disposition, or refinance at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. An exit event is not guaranteed and is subject to the Manager’s discretion.

Risks Associated with Joint Ventures/Co-Investors

The terms of joint venture agreements or other joint ownership/co-investor arrangements into which the Manager may enter could impair operating flexibility and results of operations.

In connection with the purchase of real estate or making real estate-related investments, the Manager may enter into joint ventures with affiliated or unaffiliated partners. In addition, the Company may also purchase or develop properties in arrangements with affiliates of the Manager, the sellers of the properties, developers and/or similar persons. These structures involve participation in the investment by outsiders whose interests and rights may not be the same as the Company’s. These joint venture partners or co-tenants may have rights to take some actions over which the Manager has no control and may take actions contrary to the interests of the Company. For example, joint ownership of an investment, under certain circumstances, may involve risks not associated with direct ownership of such investment, including the following:

•	A partner or co-investor might have economic and/or other business interests or goals which are unlike or incompatible with the business interests or goals of the Company, including inconsistent goals relating to the sale of properties held in a joint venture and/or the timing of the termination and liquidation of the venture;
•	such partners or co-investors may become bankrupt and such proceedings could have an adverse impact on the operation of the Company or joint venture;
•	the Company may incur liabilities as the result of actions taken by joint venture partners in which there was no direct involvement; and
•	such partners or co-investors may be in a position to take action contrary to instructions from the Manager or requests or contrary to the Company’s policies and objectives or fail to take actions as instructed.

If the Company has a right of first refusal or buy/sell right to buy out a co-investor/venturer or partner, we may be unable to finance such a buy-out if it becomes exercisable or we may be forced to exercise those rights at a time when it would not otherwise be in our best interest to do so. If the Company’s interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow the purchase of such an interest of a co-investor/venturer subject to the buy/sell right, in which case we may be forced to sell the interest when otherwise we would have preferred to retain such interest. The Manager may not be able to sell a Company’s interest in a joint venture on a timely basis or on acceptable terms if an exit from the venture is desired for any reason, particularly if the interest is subject to a right of first refusal of the co-investor/venturer or partner.

The Manager may structure a joint venture/co-invest relationship in a manner which could limit the amount the Company participates in the cash flow or appreciation of an investment.

The Manager may enter into joint venture agreements, the economic terms of which may provide for the distribution of income to the Company otherwise than in direct proportion to ownership interest in the joint venture. For example, while a co-investor/venturer may invest an equal amount of capital in an investment, the investment may be structured such that the Company has a right to priority distributions of cash flow up to a certain target return while the co-investor/venturer may receive a disproportionately greater share of cash flow than the Company is to receive once such target return has been achieved. This type of investment structure may result in the co-investor/venturer receiving more of the cash flow, including appreciation, of an investment than the Company would receive. If the Manager does not accurately judge the appreciation prospects of a particular investment or structure the agreement appropriately, the Company may incur losses on joint venture/co-invest investments and/or have limited participation in the profits of a joint venture/co-invest investment, either of which could reduce the ability to make cash distributions to the Preferred Members.

Co-investments with other parties will result in additional risks.

The Company may co-invest in various investments with other investors obtained by an affiliate of the Manager. It is possible that a co-investor would be unable to pay its share of costs, which could be detrimental to the Company’s investment in a project unless an alternative source of capital could be obtained. In the event a third party co-investor was to become bankrupt, third party creditors could become involved in the project affairs. In addition, the co-investors could have economic or business interests or goals which are or which may become inconsistent with the Company’s business interests or goals.

If the Manager enters into joint ventures with any affiliates, the Company may face conflicts of interest or disagreements with the joint venture partners that will not be resolved as quickly or on terms as advantageous to the Company as would be the case if the joint venture had been negotiated at arm’s-length with an independent joint venture partner. As a result, Preferred Member returns may be decreased by entering into such joint ventures with affiliates of the Manager.

In the event that the Company enters into a joint venture with any other program sponsored or advised by the Manager or one of its affiliates, the Company may face certain additional risks and potential conflicts of interest. Joint venture partners may not desire to sell properties at the time the Company desires. Joint ventures between the Company and other Manager programs will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers. Under these joint venture agreements, none of the co-venturers may have the power to control the venture, and an impasse could be reached regarding matters pertaining to the joint venture, including the timing of a liquidation, which might have a negative impact on the joint venture and decrease returns to the Preferred Members. Joint ventures with other Manager programs would also be subject to the risks associated with joint ventures with unaffiliated third parties.

Risks Related to Financing

We might obtain lines of credit and other borrowings, which increases our risk of loss due to potential foreclosure.

We may obtain lines of credit and long-term financing that may be secured by our assets. As with any liability, there is a risk that we may be unable to repay our obligations from the cash flow of our assets. Therefore, when borrowing and securing such borrowing with our assets, we risk losing such assets in the event we are unable to repay such obligations or meet such demands.

We have broad authority to incur debt and high debt levels could hinder our ability to make distributions and decrease the value of our investors’ investments.

Our target portfolio wide leverage after we have acquired an initial substantial portfolio of diversified investments is between fifty percent (50%) and eighty-five percent (85%) of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the interim portfolio) in order to quickly build a diversified portfolio of commercial project assets. We do not currently own any properties. High debt levels would cause us to incur higher interest charges and higher debt service payments and may also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of our investors’ investments.

Risks Related to Our Corporate Structure

We will not set aside funds in a sinking fund to pay distributions or redeem the Preferred Interests, so you must rely on our revenues from operations and other sources of funding for distributions and withdrawal requests. These sources may not be sufficient to meet these obligations.

We will not contribute funds on a regular basis to a separate account, commonly known as a sinking fund, to pay distributions on or redeem the Preferred Interests at the end of the applicable non-withdrawal period. Accordingly, you will have to rely on our cash from operations and other sources of liquidity, such as borrowed funds and proceeds from future offerings of securities, for distributions payments and payments upon withdrawal. Our ability to generate revenues from operations in the future is subject to general economic, financial, competitive, legislative, statutory, and other factors that are beyond our control. Moreover, we cannot assure you that we will have access to additional sources of liquidity if our cash from operations are insufficient to fund distributions to you. Our need for such additional sources may come at undesirable times, such as during poor market or credit conditions when the costs of funds are high and/or other terms are not as favorable as they would be during good market or credit conditions. The cost of financing will directly impact our results of operations, and financing on less than favorable terms may detrimentally impact our ability to make a profit. Your right to receive distributions on your Preferred Interests is junior to the right of our general creditors to receive payments from us. If we do not have sufficient funds to meet our anticipated future operating expenditures and debt repayment obligations as they become due, then you could lose all or part of your investment. We currently do not have any revenues.

You will have limited control over changes in our policies and operations, which increases the uncertainty and risks you face as a Preferred Member.

Our Manager determines our major policies, including our policies regarding financing, growth, and debt capitalization. Our Manager may amend or revise these and other policies without a vote of the Preferred Members. Our Manager’s broad discretion in setting policies and our Preferred Members’ inability to exert control over those policies increases the uncertainty and risks you face as a Preferred Member. In addition, our Manager may change our investment objectives without seeking Preferred Member approval. Although our Manager has fiduciary duties to our Preferred Members and intends only to change our investment objectives when the Manager determines that a change is in the best interests of our Preferred Members, a change in our investment objectives could cause a decline in the value of your investment in the Company.

Our ability to make distributions to our Preferred Members is subject to fluctuations in our financial performance, operating results and capital improvement requirements.

Our Operating Agreement requires that holders of our Preferred Interests receive a cumulative, non-compound return of an eight percent (8%) annualized return on investment prior to cash being distributed to other equity holders. However, we will be unable to make these distributions unless we generate sufficient net income. Because: (a) our ability to make this distribution is contingent on the Company generating net income and (b) the Company has not generated any revenues, to date, there is no guarantee that this or any distribution will ever occur. In the event of downturns in our operating results, unanticipated capital improvements to our properties, or other factors, we may be unable to declare or pay distributions to our Preferred Members. We intend to pay such distributions quarterly, but the timing and amount of distributions are the sole discretion of our Manager who will consider, among other factors, our financial performance, any debt service obligations, any debt covenants, our taxable income and capital expenditure requirements. We cannot assure you that we will generate sufficient cash in order to fund distributions.

Investors will not receive the benefit of the regulations provided to real estate investment trusts or investment companies.

We are not a real estate investment trust and enjoy a broader range of permissible activities. Under the Investment Company Act of 1940, as amended (the “1940 Act”), an “investment company” is defined as an issuer which is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

We intend to operate in such a manner as not to be classified as an "investment company" within the meaning of the 1940 Act as we intend on primarily holding real estate. The management and the investment practices and policies of ours are not supervised or regulated by any federal or state authority. As a result, investors will be exposed to certain risks that would not be present if we were subjected to a more restrictive regulatory situation.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted.

If we are ever deemed to be an investment company under the 1940 Act, we may be subject to certain restrictions including:

•	restrictions on the nature of our investments; and
•	restrictions on the issuance of securities.

In addition, we may have imposed upon us certain burdensome requirements, including:

•	registration as an investment company;
•	adoption of a specific form of corporate structure; and
•	reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

The exemption from the 1940 Act may restrict our operating flexibility. Failure to maintain this exemption may adversely affect our profitability.

We do not believe that at any time we will be deemed an “investment company” under the 1940 Act as we do not intend on trading or selling securities. Rather, we intend to hold and manage real estate. However, if at any time we may be deemed an “investment company,” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the 1940 Act. Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”. To qualify for this exemption, we must ensure our asset composition meets certain criteria. Generally, 55% of our assets must consist of qualifying mortgages and other liens on and interests in real estate and the remaining 45% must consist of other qualifying real estate-type interests. Maintaining this exemption may adversely impact our ability to acquire or hold investments, to engage in future business activities that we believe could be profitable; or could require us to dispose of investments that we might prefer to retain. If we are required to register as an “investment company” under the 1940 Act, then the additional expenses and operational requirements associated with such registration may materially and adversely impact our financial condition and results of operations in future periods.

Insurance Risks

We may suffer losses that are not covered by insurance.

The geographic areas in which we invest may be at risk for damage to property due to certain weather-related and environmental events, including such things as hurricanes, flooding, severe thunderstorms, tornadoes, snowstorm, sinkholes, and earthquakes. To the extent possible, the Manager may but is not required to attempt to acquire insurance against fire or environmental hazards. However, such insurance may not be available in all areas, nor are all hazards insurable as some may be deemed acts of God or be subject to other policy exclusions.

The Manager expects to obtain a lender’s title insurance policy and will require that owners of property securing its notes maintain hazard insurance naming the Company as the beneficiary. All decisions relating to the type, quality, and amount of insurance to be placed on property will be made exclusively by the Manager. Certain types of losses that may impact the security could be of a catastrophic nature (due to such things as hurricanes, flooding, ice storms, tornadoes, wind damage, earthquakes, landslides, and sinkholes, and floods), some of which may be uninsurable, not fully insured or not economically insurable. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full prevailing market value or prevailing replacement cost of the underlying property. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it unfeasible to use insurance proceeds to replace the underlying property once it has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the property, leaving the Company without security for its notes.

Furthermore, an insurance company may deny coverage for certain claims, and/or determine that the value of the claim is less than the cost to restore the property, and a lawsuit could have to be initiated to force them to provide coverage, resulting in further losses in income to the Company. Additionally, properties may now contain or come to contain mold, which may not be covered by insurance and has been linked to health issues.

Further, when a borrower defaults, it is likely that they will allow their hazard insurance to lapse. The Manager will attempt to obtain its own insurance policies on such properties, to the extent such lender’s policies are available, but it is possible that some of the properties securing the notes may be uninsured for a unknown period of time or may be uninsurable. If damage occurred during a time when a property was uninsured, the Company may suffer a loss of its security for a loan.

Federal Income Tax Risks

The Internal Revenue Service may challenge our characterization of material tax aspects of your investment in the Preferred Interests.

An investment in Preferred Interests involves material income tax risks which are discussed in detail in the section of the Offering entitled “TAX TREATMENT OF COMPANY”, starting on page 40 thereof. You are urged to consult with your own tax advisor with respect to the federal, state, local and foreign tax considerations of an investment in our Preferred Interests. We may or may not seek any rulings from the Internal Revenue Service regarding any of the tax issues discussed herein. Accordingly, we cannot assure you that the tax conclusions discussed in the Offering, if contested, would be sustained by the IRS or any court. In addition, our legal counsel is unable to form an opinion as to the probable outcome of the contest of certain material tax aspects of the transactions described in the Offering, including whether we will be characterized as a “dealer” so that sales of our assets would give rise to ordinary income rather than capital gain and whether we are required to qualify as a tax shelter under the Internal Revenue Code. Our counsel also gives no opinion as to the tax considerations to you of tax issues that have an impact at the individual or partner level.

You may realize taxable income without cash distributions, and you may have to use funds from other sources to fund tax liabilities.

As a Preferred Member of the Company, you will be required to report your allocable share of our taxable income and loss on your personal income tax return regardless of whether you have received any cash distributions from us. It is possible that your Preferred Interests will be allocated taxable income in excess of your cash distributions. We cannot assure you that cash flow will be available for distribution in any year. As a result, you may have to use funds from other sources to pay your tax liability.

You may not be able to benefit from any tax losses that are allocated to your Preferred Interests.

Preferred Interests may be allocated their share of tax losses should any arise. Section 469 of the Internal Revenue Code of 1986, as amended (the “Code”) limits the allowance of deductions for losses attributable to passive activities, which are generally defined as activities in which the taxpayer does not materially participate. Any tax losses allocated to investors will be characterized as passive losses, and, accordingly, the deductibility of such losses will be subject to these limitations. Losses from passive activities are generally deductible only to the extent of a taxpayer’s income or gains from passive activities and will not be allowed as an offset against other income, including salary or other compensation for personal services, active business income or “portfolio income”, which includes non-business income derived from dividends, interest, royalties, annuities, and gains from the sale of property held for investment. Accordingly, you may receive no benefit from your share of tax losses unless you are concurrently being allocated passive income from other sources.

We may be audited which could subject you to additional tax, interest and penalties.

Our federal income tax returns may be audited by the Internal Revenue Service. Any audit of the Company could result in an audit of your tax return. The results of any such audit may require adjustments of items unrelated to your investment, in addition to adjustments to various Company items. In the event of any such audit or adjustments, you might incur attorneys’ fees, court costs and other expenses in contesting deficiencies asserted by the Internal Revenue Service. You may also be liable for interest on any underpayment and penalties from the date your tax was originally due. The tax treatment of all Company items will generally be determined at the Company level in a single proceeding rather than in separate proceedings with each Preferred Member, and our Manager/Partnership Representative is primarily responsible for contesting federal income tax adjustments proposed by the Internal Revenue Service. In such a contest, our Manger may choose to extend the statute of limitations as to all Preferred Members and, in certain circumstances, may bind the Preferred Members to a settlement with the Internal Revenue Service.

State and local taxes and a requirement to withhold state taxes may apply, and if so, the amount of net cash distributable to you would be reduced.

The state in which you reside may impose an income tax upon your share of our taxable income. Further, states in which we will own properties acquired through foreclosure may impose income taxes upon your share of our taxable income allocable to any Company property located in that state. Many states have implemented or are implementing programs to require companies to withhold and pay state income taxes owed by non-resident Preferred Members relating to income-producing properties located in their states, and we may be required to withhold state taxes from cash distributions otherwise payable to you. You may also be required to file income tax returns in some states and report your share of income attributable to ownership and operation by the Company of properties in those states. In the event we are required to withhold state taxes from your cash distributions, the amount of the net cash from operations otherwise distributable to you would be reduced. In addition, such collection and filing requirements at the state level may result in increases in our administrative expenses that would have the effect of reducing cash available for distribution to you. You are urged to consult with your own tax advisors with respect to the impact of applicable state and local taxes and state tax withholding requirements on an investment in our Preferred Interests.

Legislative or regulatory action could adversely affect investors.

In recent years, numerous legislative, judicial, and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in our Preferred Interests. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect your taxation as a Preferred Member. Any such changes could have an adverse effect on an investment in our Preferred Interests or on the market value or the resale potential of our properties. You are urged to consult with your own tax advisor with respect to the impact of recent legislation on your investment in Preferred Interests and the status of legislative, regulatory, or administrative developments and proposals and their potential effect on an investment in our Preferred Interests.

Risks Related to Ownership of Our Securities

There has been no active public market for our securities, and we do not intend to apply for a quotation of any of our securities on OTC Markets or on any stock exchange, which may adversely impact the market for our securities and make them difficult to sell.

There currently is not an active market for our securities. We do not intend to apply for quotation of our securities on OTC Markets or on any stock exchange and a trading market for our securities may never develop which may make our securities difficult to sell.

The Company’s stock price may be volatile.

The price of the Company’s securities is likely to be highly volatile and could fluctuate widely in price in response to various potential factors, many of which will be beyond the Company’s control, including the following:

•	additions or departures of key personnel;

•	the Company’s ability to execute its business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in the Company’s financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Company’s securities.

We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers and are accordingly subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not "emerging growth companies", and our stockholders could receive less information than they might expect to receive from more mature public companies.

We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for "emerging growth companies" under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer's fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer's fiscal year.

In such case, we are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not "emerging growth companies", and our stockholders could receive less information than they might expect to receive from more mature public companies.

The preparation of our financial statements involves the use of estimates, judgments and assumptions, and our financial statements may be materially affected if such estimates, judgments or assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management's judgment include, but are not limited to, determining the fair value of assets and the timing and amount of cash flows from assets. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities.

Our Operating Agreement contains a mandatory dispute resolution in the form of arbitration.

The Operating Agreement contains a mandatory dispute resolution process which may limit the rights of investors to some legal remedies and forums otherwise available. This Agreement contains a provision which requires that all claims arising from Preferred Member's investment in the Company be resolved through arbitration.

For Preferred Members’ information:

(a)            Arbitration is final and binding on the parties;

(b)            The parties are waiving their right to seek remedies in court, including the right to jury trial;

(c)            Pre-arbitration discovery is generally more limited than and potentially different in form and scope from court proceedings.

(d)            The Arbitration Award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of a ruling by the arbitrators is strictly limited; and

(e)            The panel of arbitrators may include a minority of persons engaged in the securities industry. Such arbitration provision limits the rights of an investor to some legal remedies and rights otherwise available.

The dispute resolution process provisions do not apply to claims under the federal securities laws. By agreeing to the dispute resolution process, including mandatory arbitration, investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our consolidated financial condition and consolidated results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this annual report.

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements that are included elsewhere in this annual report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Note Regarding Forward-Looking Statements and Business sections in this annual report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

Overview

The School of Whales Commercial Real Estate Equity Fund, LLC (the “Fund”, “Company”, “we”, “us”, or “our”) is a Florida limited liability company, formed for the purpose of raising funds through the Jump Start Our Business Start Ups Act (Jump Start Act). The Fund’s objective is to deploy the funds raised into commercial real estate properties that meet certain investment criteria. The Fund’s focus will initially be the Florida real estate market but, over time, may expand to other geographic regions.

The Company was formed in the State of Florida on October 19, 2018, by the filing of its Articles of Organization with the Secretary of State. The Company commenced operations as of June 8, 2021.

The Company’s overall strategy is to purchase multifamily and commercial property (or securities, such as equity, therein) in urban communities, initially in the State of Florida and potentially in other states, to rehabilitate, develop, lease, or sell those properties for a profit. We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause our plans to change. The “Manager” of the Company, SOW Management LLC, has not contemplated and does not have any plans or arrangements to enter into a change of control, business combination or similar transaction or to change management. The Manager will exclusively manage the business and affairs of the Company. The Company was initially solely owned by its Manager, and has (and will continue to have) other Members that include, but are not limited to, individuals, corporate entities, individual retirement accounts, banks and other financial institutions, endowments, and pension funds.

Although we are continuously searching for properties and partial interests in properties, we expect that we will not be aggressive in our acquisition efforts until after we raise the capital from the Offering. Thereafter, we will aggressively search for properties and partial interests in properties. We acquired our first real property interest on December 30, 2021, namely Flagler Hal LLC, as further set forth below. Additional acquisitions will depend highly on factors such as our funding, the availability of those funds and the availability of properties that meet our investment criteria. We will continue to incur expenses related with the operation of the Company and the continuing expenses related to being a reporting company under the requirements of Tier 2, Regulation A, with such expenses being paid by the Manager. Operating the Company will result in us incurring expenses associated with areas such as legal, accounting, administrative, marketing, software development, and the development and maintenance of our online platform.

Please note that the Company anticipates that every project it will undertake or invest in will be unique. Accordingly, an accurate description of the steps and timeline needed to take projects from purchase to income producing is impossible to determine. It is possible that some investment opportunities will be income producing immediately or require minimal renovation before producing income, while others could require significant renovations that could take several years to complete.

We generated no revenues for the year ended December 31, 2021 and no revenues for the year ended December 31, 2022, other than proceeds from our Offering. We have minimal current activities, other than one investment in Flagler Hall and in the Post Office Development.

Regulation A Offering

The Fund received its initial Notice of Qualification on June 8, 2021, in connection with its Offering Statement filed pursuant to Regulation A with the U.S. Securities and Exchange Commission (“SEC”), and received another Notice of Qualification from the SEC on June 10, 2022, in connection with the filing of its Form 1-A POS (collectively, the “Offering”). The Offering includes up to One Million (1,000,000) Class A Interests (“Preferred Interests”, “Class A Interests”, or “Class A Unit[s]” as context may require) of the Company at Fifty Dollars ($50.00) per Class A Unit. Purchasers of such Preferred Interests shall, upon acceptance by the Manager, become a member of the Company (“Preferred Members”).

The Fund intends to raise up to Fifty Million Dollars ($50,000,000.00) through the Offering, which will be handled by the Manager. The Fund has established a minimum investment requirement of Five Hundred Dollars ($500.00) per investor.

To date, 14,155.6_ Class A Units have been sold pursuant to the Offering with resulting gross proceeds to the Company in the amount of 707,780 Dollars. On December 30, 2021, the Company utilized Two Hundred Fifty Thousand ($250,000.00) Dollars of such proceeds to purchase a partial equity interest in Flagler Hall LLC, a Florida limited liability company, corresponding to approximately 1.55% of the then-issued and outstanding membership interest in Flagler Hall, LLC. Flagler Hall, LLC is the sole member of 200 E Flagler Development LLC, a Florida limited liability company, which in turn, owns the property located at 200 E. Flagler Street, Miami, Florida 33131 (collectively, “Flagler Hall”). On November 14, 2022, the Company utilized One Hundred Fifty Thousand ($150,000) Dollars of such proceeds to purchase 0.45% of membership interest in a company named Post Office Development, LLC which owns a property located at 100 NE 1st Avenue Miami, Florida 33131 (referred to herein as “Post Office Development”).

Results of Operations

We generated no revenues for the year ended December 31, 2021 and no revenues for the year ended December 31, 2022, other than proceeds from our Offering. We have minimal current activities, other than one investment in Flagler Hall and the Post Office Development. To date, our investment in Flagler Hall and the Post Office Development have not generated any revenues.

Total Expenses

From inception (October 19, 2018) through the year ending December 31, 2022, the Company has not paid any expenses because all expenses have been paid by our Manager. Through December 31, 2022, our Manager, on behalf of the Company, has incurred approximately 694,359.59 Dollars in expenses, all of which the Company will reimburse to the Manager once the Fund has raised One Million ($1,000,000.00) Dollars.

Liquidity and Capital Resources

As of December 31, 2022, the Company had $215,517.65 in cash on hand, and additionally, North Capital, the Company’s escrow agent, is holding $85,995 in escrow, pending disbursement. Our Manager has committed to fund our expenses until we raise a minimum of One Million Dollars ($1,000,000.00).

The Company hopes to raise Fifty Million Dollars ($50,000,000.00) through its Offering. As of December 31, 2022, we have sold 14,155.60 Class A Units as part of the Offering, at a purchase price of Fifty Dollars ($50.00) per Preferred Interest, with aggregate proceeds equal to 707,780 Dollars.

Although we intend on identifying multi-family, and commercial properties for acquisition with our proceeds, there is no guarantee that we will acquire any such investments. Any acquisition will depend highly on our funding, the availability of those funds, the availability of multifamily and commercial properties that meet our investment criteria and the size of such liens to be acquired. We plan to pursue our investment strategy of multifamily, and commercial properties acquisition or investment in partial interests in such opportunities.

There can be no assurance of the Company’s ability to do so or that additional capital will be available to the Company. If so, the Company’s investment objective of acquiring multifamily and commercial properties will be adversely affected and the Company may not be able to pursue an acquisition opportunity if it is unable to finance such acquisitions. The Company currently has no agreements, arrangements or understandings with any person or entity to obtain funds through bank loans, lines of credit or any other sources. Since the Company has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company.

Related Party Transactions

Since our formation, the Manager has paid for all costs and expenses, totaling 694,359.59 Dollars as of December 31, 2022, none of which has been recognized or recorded as due to the Manager as of the date of the financial statements of the Company (December 31, 2022). The Manager will continue to fund these expenses. It is expected that the Manager will be reimbursed for these expenses after we have raised a minimum of One Million Dollars ($1,000,000.00) In exchange for services related to our Offering and the management of the Company, the Manager received Class B Units, which are subordinated to our Class A Units.

In addition, Flagler Hall LLC is an entity which is controlled by Daniel Pena-Giraldi, one of our principals, who is the Manager and a Member of Walpone LLC, which owns twenty (20%) percent of the interest of Flagler Hall LLC.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Trend Information

None.

Critical Accounting Policies Involving Management Estimates and Assumptions

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to take advantage of this extended transition period, and thus, our financial statements may not be comparable to those of other reporting companies. Accordingly, until the date we are no longer an “emerging growth company” or affirmatively opt out of the exemption, upon the issuance of a new or revised accounting standard that applies to our financial statements and has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

Item 3.	Directors and Officers.

The decision makers of the Manager of the Company are as follows:

Name	Age	Title

Daniel Pena-Giraldi	46	Chief Operating Officer

Juan Jose Pena-Giraldi	50	Chief Financial Officer

Andrea Petersen	38	Chief Executive Officer

Duties, Responsibilities and Experience

The following individuals are the decision makers of SOW Management LLC which is the Manager of the Company. All business and affairs of the Company shall be managed by the Manager. The Manager shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company. The rights and duties of the Manager is described in the Operating Agreement.

The principal decision makers of the Manager are as follows:

Daniel Pena-Giraldi.

Daniel has been active in the real estate industry since 2000, working in commercial development and general construction as principal of Stambul LLC. These positions included experience in project development, sales, leasing, project management and financing. From 2006 to the present Daniel serves as the Chief Executive Officer of Stambul LLC. Daniel is a State of Florida licensed general contractor with a Master of Laws, concentrating in Finance and Business, and an attorney member of the New York State Bar. This combination of professional backgrounds uniquely qualifies Daniel to negotiate, underwrite and coordinate the acquisition of commercial real estate, as well as debt transactions. Daniel is the current Treasurer and Board Member of the non-for profit organizations Miami Downtown Partnership and Downtown Miami Business Improvement District involved in the redevelopment of the Miami Central Business District. Daniel is fluent in Spanish, English and Italian. He received his J.D/Master of Law from the University of Connecticut School of Law.

Juan Jose Pena-Giraldi

Juan Jose “JJ” Pena-Giraldi has nearly 25 years of experience in international finance, specializing in oil and gas, manufacturing, and consumer goods. He joined Packers Plus Energy Services Inc. in 2007 as its Controller and has served as its Chief Financial Officer since 2010. He is attributed with contributing to the strategic vison, growth management and internationalization of the company. He earned a Bachelor’s Degree in Accounting from Universidad Catolica Andres Bello. He is fluent in English, Portuguese, Italian and his native Spanish.

Andrea Petersen

. From 2015 to the present, Andrea serves as the Chief Financial Officer at Cooper Precision Companies, where she engages in financial management oversight of all related companies. She began her career in banking, working and gaining extensive experience in the areas of client relations, real estate credit analysis, and then moving to Treasury where she was in charge of a substantial mortgage-backed securities portfolio. Andrea actively manages real estate and development projects and is also a member of Miami Angels, a network of angel investors in South Florida. Andrea is fluent in Spanish and English. She graduated cum laude from Tufts University with a double major in Economics and International Relations. She earned her Master of Business Administration from the University of Miami.

Family Relationships

Daniel Pena-Giraldi and Juan Jose Pena-Giraldi are brothers.

Code of Business Conduct and Ethics

We plan to adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Following the adoption of same, the code of business conduct and ethics will be available at our website at iwww.schoolofwhales.com. The information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this Annual Report on Form 1-K We intend to post any amendments to the code, or any waivers of its requirements, on our website.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company under the Exchange Act in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we become a public reporting company under the Exchange Act in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million, if we issue $1 billion or more in non-convertible debt during a three-year period, or if our annual gross revenues exceed $1 billion. We would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement or a fiscal year in which we have $1 billion in gross revenues. Finally, at any time we may choose to opt-out of the emerging growth company reporting requirements. If we choose to opt out, we will be unable to opt back in to being an emerging growth company.

If we do not become a public reporting company under the Exchange Act for any reason, we will continue to be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

EXECUTIVE COMPENSATION

The following tables set forth the annual compensation of the executive officers and directors during the Company’s last two completed fiscal years.

2021 Summary Compensation Table

Name	Capacities in which compensation was received (e.g., CEO, director, etc.)	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Andrea Petersen	N/A	0	0	0
Daniel Pena-Giraldi	N/A	0	0	0
Juan Jose Pena- Giraldi	N/A	0	0	0
Amanda Olivastro (1)	Project Manager	$51,750.03	N/A	$51,750.03

(1)	The compensation of Amanda Olivastro is paid directly by the Manager, not the Company.

Executives receiving cash compensation are also offered medical benefits, which are available to all salaried employees.

For organizing the Company, business plan development, putting together the Offering, initial capitalization, and other related services, the Manager of the Company has been awarded 100% of the Class B Interests in our Company.

The Manager shall receive reimbursement for expenses incurred on behalf of the Company. As the owner of the Class B Interests, the Manager will also receive 20% of distributions available after the Members have received their Preferred Return, as defined in the Operating Agreement, annualized and paid quarterly.

2022 Summary Compensation Table

Name	Capacities in which compensation was received (e.g., CEO, director, etc.)	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Andrea Petersen	N/A	0	0	0
Daniel Pena-Giraldi	N/A	0	0	0
Juan Jose Pena- Giraldi	N/A	0	0	0
Amanda Olivastro (1)	Project Manager	$78,333.32	N/A	$78,333.32

(1)	The compensation of Amanda Olivastro is paid directly by the Manager, not the Company.

Executives receiving cash compensation are also offered medical benefits, which are available to all salaried employees.

For organizing the Company, business plan development, putting together the Offering, initial capitalization, and other related services, the Manager of the Company has been awarded 100% of the Class B Interests in our Company.

The Manager shall receive reimbursement for expenses incurred on behalf of the Company. As the owner of the Class B Interests, the Manager will also receive 20% of distributions available after the Members have received their Preferred Return, as defined in the Operating Agreement, annualized and paid quarterly.

Future Compensation

The principals of our Manager have agreed to provide services to us without cash compensation until such time that we have sufficient earnings from our revenue. The Manager has received Class B Interests in exchange for services related to the Offering and the management of the Company.

Item 4.	Security Ownership of Management and Certain Securityholders.

The following table sets forth information about the beneficial ownership of our common stock on May 1, 2023. Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of the Company, 2900 SW 28th Ter., Suite 202, Miami, Florida 33133. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options, warrants, preferred stock or restricted stock units held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of May 1, 2023.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Title of Class	Name of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable (2)	Percent of class (3)
Class B Interests	SOW Management LLC (1)	12,500,000 Class B Interests	100%	100%
Preferred Interests	N/A (4)	N/A	N/A	N/A

(1) Daniel Pena-Giraldi, Juan Jose Pena-Giraldi, and Andrea Petersen jointly have dispositive control over the Class B Interests that are owned by our Manager, SOW Management LLC. SOW Management LLC, is wholly owned by School of Whales LLC, which is comprised of (i) Stambul LLC, which is controlled by Daniel Pena-Giraldi (ii) SOW Capital, Inc, which is controlled by Juan Jose Pena-Giraldi and (iii) Saga 1 LLC, which is controlled by Andrea Petersen.

(2) This column includes the amount of equity securities each beneficial owner has the right to acquire.

(3) This column uses the amounts contained in the two preceding columns to calculate the percentage of class owned by such beneficial owner.

(4) No Preferred Member currently owns ten percent (10%) of the Preferred Interests in the Company. Preferred Interests are being sold through the Offering. Upon consummation of the sale of all Preferred Interests, the Preferred Interests will constitute 80% of the fully-diluted membership interest in the Company, and the Class B Interests constitute 20% of the fully-diluted membership interest in the Company.

Item 5.	Interest of Management and Others in Certain Transactions.

The Company utilizes office space provided at no cost from our Manager. Office services are provided without charge by the Company’s Manager. Such costs are immaterial to the financial statements and, accordingly, have not been reflected.

We have issued 12,500,000 Class B Interests, constituting 100% of the Class B Interests, to our Manager. The Manager is controlled by School of Whales LLC (the “Sponsor”). The Sponsor is the manager of the Manager. The capital contribution attributable to the Class B Interests is approximately $200.00. The Manager shall receive the following fees and compensation:

The Manager will receive an annual payment of 1% of the total amount invested into the Company by the holders of Class A Interests as an Asset Management Fee. The total amount of fees the Manager may receive cannot be determined at this time. This fee will be annualized and paid monthly.

As the holder of all Class B Interests, the Manager will receive 20% of the Company’s Net Income after payment of the Target Rate of Return to our Preferred Members.

On December 30, 2021, we utilized Two Hundred Fifty Thousand ($250,000.00) Dollars from the proceeds of our Offering to purchase a partial equity interest in Flagler Hall LLC, a Florida limited liability company, corresponding to approximately 1.55% of the issued and outstanding membership interest in Flagler Hall, LLC. Flagler Hall, LLC is the sole member of 200 E Flagler Development LLC, a Florida limited liability company, which in turn, owns the property located at 200 E. Flagler Street, Miami, Florida 33131 (collectively, “Flagler Hall”). As further set forth herein, Flagler Hall LLC is an entity which is controlled by Daniel Pena-Giraldi, one of our principals, who is the Manager and Member of Walpone LLC, which owns twenty (20%) percent of the interest of Flagler Hall LLC, Stambul Construction LLC, and Lubmats LLC.

With respect to our investment in Flagler Hall, given that two (2) of our principals, namely Daniel Pena-Giraldi and Juan Jose Pena-Giraldi have interests therein, Andrea Petersen made an independent determination that such investment was fair and reasonable to us and was purchased at a price to us that was not materially greater than the cost of the asset to the affiliated seller. Daniel Pena-Giraldi and Juan Jose Pena-Giraldi are brothers.

Item 6.	Other Information.

None.

Item 7.	Financial Statements.

SCHOOL OF WHALES COMMERCIAL

REAL ESTATE EQUITY FUND, LLC

REPORT ON AUDITS OF Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2022 and 2021

SCHOOL OF WHALES COMMERCIAL REAL ESTATE EQUITY FUND, LLC

Report of Independent Auditor

To the Board of Directors and Members

School of Whales Commercial Real Estate Equity Fund, LLC

Miami, Florida

Opinion

We have audited the accompanying financial statements of the School of Whales Commercial Real Estate Equity Fund, LLC (the Company) (a Florida Limited Liability Company), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the School of Whales Commercial Real Estate Equity Fund, LLC as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about School of Whales Commercial Real Estate Equity Fund, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of School of Whales Commercial Real Estate Equity Fund, LLC’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about School of Whales Commercial Real Estate Equity Fund, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Fort Lauderdale, Florida

April 27, 2023

SCHOOL OF WHALES COMMERCIAL REAL ESTATE EQUITY FUND, LLC

BALANCE SHEETS

December 31, 2022 and 2021

	2022	2021
ASSETS
Assets:
Cash and cash equivalents	$215,518	$105,583
Restricted cash	85,995	6,735
Investments in real estate partnerships	400,000	250,000

Total assets	$701,513	$362,318

LIABILITIES AND MEMBERS` EQUITY

Liabilities:
Accounts payable	$2,897	$2,897
Accrued expenses	12,500	-

Total liabilities	15,397	2,897

Members' equity	686,116	359,421

Total liabilities and members` equity	$701,513	$362,318

See accompanying notes to financial statements.

SCHOOL OF WHALES COMMERCIAL REAL ESTATE EQUITY FUND, LLC

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2022 and 2021

	2022	2021
Revenue	$-	$-

Operating expenses	32,078	6,739

Net loss	$(32,078)	$(6,739)

See accompanying notes to financial statements.

SCHOOL OF WHALES COMMERCIAL REAL ESTATE EQUITY FUND, LLC

STATEMENTS OF CHANGES IN MEMBERS' EQUITY

For the Years Ended December 31, 2022 and 2021

	Class A	Class B
	Units	Units	Total
Members' equity, January 1, 2021	$-	$200	$200

From operations:
Net loss	(6,739)	-	(6,739)

From capital transactions:
Contributions	365,960	-	365,960

Increase in members' equity	359,221	-	359,221

Members' equity, December 31, 2021	359,221	200	359,421

From operations:
Net loss	(32,078)	-	(32,078)

From capital transactions:
Contributions	355,070	16,953	372,023
Redemptions of Class A units	(13,250)	-	(13,250)

Increase in members' equity	309,742	16,953	326,695

Members' equity, December 31, 2022	$668,963	$17,153	$686,116

See accompanying notes to financial statements.

SCHOOL OF WHALES COMMERCIAL REAL ESTATE EQUITY FUND, LLC

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2022 and 2021

	2022	2021
Cash flows from operating activities:
Net loss	$(32,078)	$(6,739)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in liabilities:
Increase in accounts payable	-	2,897
Increase in accrued expense	12,500	-

Net cash used in operating activities	(19,578)	(3,842)

Cash flows from investing activities:
Purchase of investments in real estate partnerships	(150,000)	(250,000)

Net cash used in investing activities	(150,000)	(250,000)

Cash flows from financing activities:
Proceeds from issuance of Class B member capital contributions	16,953	-
Proceeds from issuance of Class A member units capital contributions	355,070	365,960
Redemptions of Class A member units	(13,250)	-

Net cash provided by financing activities	358,773	365,960

Net increase in cash, cash equivalents, and restricted cash	189,195	112,118

Cash, cash equivalents, and restricted cash, beginning	112,318	200

Cash, cash equivalents, and restricted cash, ending	$301,513	$112,318

See accompanying notes to financial statements.

SCHOOL OF WHALES COMMERCIAL REAL ESTATE EQUITY FUND, LLC

NOTES TO FINANCIAL STATEMENTS

Note 1 – Description of the Organization

The School of Whales Commercial Real Estate Equity Fund, LLC (the Fund or Company) is a Florida limited liability company, formed for the purpose of raising funds through the Jump Start Our Business Start Ups Act (Jump Start Act). The Fund’s objective is to deploy the funds raised into commercial real estate properties that meet certain investment criteria. The Fund’s focus will initially be the Florida real estate market, but, over time, may expand to other geographic regions. The Company commenced operations on June 8, 2021.

Following approval from the U.S. Securities and Exchange Commission (SEC), the Fund is offering up to 1,000,000 Class A units at $50.00 per Class A unit and filed an offering statement pursuant to Regulation A (the Offering).

As of December 31, 2022, the Fund has raised $707,780, net of redemptions, through the Offering which is being administered by the Fund’s Manager, SOW Management, LLC (the Manager). The Fund has established a minimum investment requirement of $500.

Note 2 – Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements of the Fund have been presented in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

The real estate and capital markets are cyclical in nature. Property and investment values are affected by, among other things, the availability of capital, occupancy rates, rental rates and interest and inflation rates. As a result, determining real estate and investment values involves many assumptions. Amounts ultimately realized from each investment may vary significantly from the amounts presented.

Investment valuation

The Company accounts for its investments in real estate partnerships under the cost method as these investments do not have readily determinable fair values and the Company does not have a controlling interest or control the operations of the partnerships. The Company performs a qualitative assessment each reporting period to identify any potential impairment if there are observable changes in the nature of the investment or other triggering events which would require an assessment of impairment. If an impairment exists, the difference between the estimated fair value and carrying amount of the investment is recorded as an impairment. There were no such adjustments for impairment during the years ended December 31, 2022 and 2021.

Risk management

In the normal course of business, the Fund encounters economic risk, including interest rate risk, credit risk, and market risk. Interest rate risk is the result of movements in the underlying variable component of mortgage financing rates. Credit risk is the risk of default on the Fund’s real estate investments that results from the underlying tenant’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the valuation of real estate investments held by the Fund in the State of Florida and have a concentration in real estate under development and therefore dependent upon the health of the Florida economy.

SCHOOL OF WHALES COMMERCIAL REAL ESTATE EQUITY FUND, LLC

NOTES TO FINANCIAL STATEMENTS, CONTINUED

Note 2 – Summary of Significant Accounting Policies, Continued

Cash, cash equivalents and restricted cash

The Fund considers all short-term investments with initial maturities of three months or less to be cash equivalents for purposes of reporting cash flows.

Cash, cash equivalents and restricted cash as of December 31, 2022, consist of the following:

Cash and cash equivalents	$215,518
Restricted cash	85,995
Total cash and cash equivalents and restricted cash	$301,513

The Company’s restricted cash represents cash in an escrow account utilized by Fund’s broker as a clearing account for cash received related to purchases of Class A member units by investors.

Fund management fees

The Fund’s assets are currently managed by the Manager, which is wholly owned by School of Whales, LLC (SOW), an affiliated company. Management fees are calculated based upon a specified percentage of assets under management as indicated in the Offering.

Risks and uncertainties

The Fund’s investments in real estate partnerships are exposed to various risks, such as market risk, economic risk, interest rate risk and credit risk. Due to the level of risk associated with its investment and the level of uncertainty related to changes in the value of the investment, it is at least reasonably possible that changes in risks in the near-term would materially affect the Fund’s investment and the amounts reported in the statements of operations and balance sheets.

Income taxes

For federal income tax purposes, the Fund is treated as a partnership, and the investors are treated as partners. As a partnership, tax-basis income and losses are passed through to the members, and accordingly, income taxes are not provided for by the Fund.

The tax basis income and losses may differ from the income and losses in the accompanying statements of operations, which are prepared in accordance with U.S. GAAP.

Concentration of credit risk

Financial instruments which potentially subject the Fund to concentrations of credit risk include temporary cash investments. The Fund places its cash and temporary cash investments with creditworthy financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Depository Insurance Corporation (FDIC) or Securities Investor Protection Corporation (SIPC) limitations.

Note 3 – Investments in Real Estate Partnerships

Investment in Flagler Hall, LLC

On December 30, 2021, the Fund purchased a 1.55% equity interest in Flagler Hall, LLC, a Florida limited liability company, for $250,000. Flagler Hall, LLC is the sole member of 200 E Flagler Development LLC, a Florida limited liability company, which in turn, owns the property located in Miami, Florida. Flagler Hall, LLC is an entity controlled by a member of the Manager.

SCHOOL OF WHALES COMMERCIAL REAL ESTATE EQUITY FUND, LLC

NOTES TO FINANCIAL STATEMENTS, CONTINUED

Note 3 – Investments in Real Estate Partnerships, Continued

Investment in Post Office Development, LLC

On November 14, 2022, the Fund purchased a .45% equity interest in Post Office Development, LLC, a Florida limited liability company, for $150,000. Post Office Development, LLC is owned by Stambul Ventures II, LLC, a Florida limited liability company, which in turn, purchased the property located in Miami, Florida. Post Office Development, LLC is an entity controlled by a member of the Manager.

Lock up and hold back provisions

The Fund’s interest includes certain lockup provisions which restrict the ability of the Fund to transact, exchange or exercise its equity interest.

The Company has invested in certain real estate partnerships which, as described above in Note 2, are reported on a cost basis. The following table is a summary of the Fund’s investments in real estate partnerships as of December 31, 2022, and 2021:

	2022	2021
Flagler Hall, LLC	$250,000	$250,000
Post Office Development, LLC	150,000	-
	$400,000	$250,000

No gain, loss or other income was recorded on real estate partnership investments for the years ended December 31, 2022, and 2021.

Note 4 – Members’ Equity

The Company was formed on October 19, 2018 and is raising equity capital pursuant to the Offering as an emerging growth Company under the Jump Start Act.

The Company has two authorized classes of member units, Class A units and Class B units. As of December 31, 2022, the Company has issued 14,156 Class A units. Class A units are issued as part of the Offering with a purchase price of $50 per Class A unit, net of redemptions, with a minimum purchase of ten (10) Class A units for an aggregate minimum purchase price of $500. There are 1,000,000 Class A units available to be issued for up to a 100% ownership of the Class A units which, based on the offering price of $50 per Class A unit, would raise a maximum $50,000,000 in capital.

Class A units are entitled to a non-compounding preferred return of 8% annually.  The preferred return distributions are a priority return distribution and must be paid prior to any profits distributions.  The preferred return distributions will be paid, subject to cash flow, quarterly on an annualized basis.  Upon the preferred return distributions being satisfied, a profits distribution may be paid ratably in accordance with the percentage of the Class A and Class B units ownership.  Class B units are subordinated to Class A units.  During the years ended December 31, 2022 and 2021, the Company did not declare any dividends.  The Company records dividends when declared by the Company's manager. The unpaid unaccumulated preferred return was approximately $88,000 and $29,000 as of December 31, 2022 and 2021, respectively.

All Class B units were issued to the Manager and its managing members. School of Whales, LLC owns 100% of the Class B units. The Manager or its members or affiliates will retain 20% of the equity interest in Class B units of the Fund in exchange for its services to the Fund.

SCHOOL OF WHALES COMMERCIAL REAL ESTATE EQUITY FUND, LLC

NOTES TO FINANCIAL STATEMENTS, CONTINUED

Note 5 – Related Party Transactions

Fund asset management fees are payable monthly to the Manager based on 1.00% per annum (pro-rated) of the Class A unit members’ contributed capital.

For the years ended December 31, 2022 and 2021, asset management fees charged to the Fund was a total of $0 and $1,408, respectively.

Under the Fund’s operating agreement, all expenses incurred by the Manager through the date of the capital raise will be reimbursed to the Manager upon the Fund meeting stipulated capital raise thresholds. As of December 31, 2022, the Manager has incurred expenses associated with the formation, organization, and Class A unit offering which approximated $694,360. Such expenses incurred by the Manager have not been reflected in the accompanying financial statements, as the Fund has not met the capital raise threshold requiring reimbursement of such expenses.

Note 6 – Commitments

The Fund has an agreement with a third party registered broker dealer to assist the Fund in reviewing and vetting investor information, reviewing subscription agreements, contacting the Fund, if needed, to gather additional information or clarification on potential investors, and coordinating with third parties to ensure adequate review and compliance takes place during the Offering.

The broker dealer receives the majority of its compensation based on capital raised during the one-year contract period commencing the date the Offering is qualified by the U.S. Securities and Exchange Commission. During 2022, the broker dealer received $2,715 in fees from the Fund.

Note 7 – Subsequent Events

The Fund has evaluated events subsequent to December 31, 2022 through April 27, 2023, the date the financial statements were available to be issued, for adjustments to or disclosures in the financial statements.

Item 8.	Exhibits.

Index to Exhibits

Exhibit No.	Exhibit Description

2.1	Articles of Organization. (Incorporated by reference to Exhibit 2 to the Form 1-A/A filed with the Securities and Exchange Commission on June 1, 2021).

2.2	Operating Agreement. (Incorporated by reference to Exhibit 3 to the Form 1-A/A filed with the Securities and Exchange Commission on June 1, 2021).

4.1	Form of Subscription Agreement. (Incorporated by reference to Exhibit 4 to the Form 1-A/A filed with the Securities and Exchange Commission on June 1, 2021).

6.1	Broker Dealer Agreement dated June 9, 2020 between School of Whales Commercial Real Estate Equity Fund, LLC and Dalmore Group, LLC. (Incorporated by reference to Exhibit 6.1 to the Form 1-A/A filed with the Securities and Exchange Commission on June 1, 2021).

8.1	Form of Escrow Agreement dated [*], 202[*] by and among North Capital Private Securities Corporation and School of Whales Commercial Real Estate Equity Fund, LLC. (Incorporated by reference to Exhibit 8.1 to the Form 1-A/A filed with the Securities and Exchange Commission on June 1, 2021).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly organized.

Dated: May 1, 2023	School of Whales Commercial Real Estate Equity Fund, LLC

	By:	/s/ Andrea Petersen
Andrea Petersen
Chief Executive Officer of SOW Management LLC, Manager, principal executive officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Dated: May 1, 2023	/s/ Andrea Petersen
Andrea Petersen
Chief Executive Officer of SOW Management LLC, Manager (principal executive officer)

Dated: May 1, 2023	/s/ Juan Jose Pena-Giraldi
Juan Jose Pena-Giraldi
Chief Financial Officer of SOW Management LLC, Manager (principal financial and accounting officer)

Dated: May 1, 2023	/s/ Daniel Pena-Giraldi
Daniel Pena-Giraldi
Chief Operating Officer of SOW Management LLC, Manager